Boxlight Announces Acquisition of Modern Robotics

Expands Proprietary STEM Solutions to Programming and Robotics

LAWRENCEVILLE, GA, March 14, 2019 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced it has completed the acquisition of Modern Robotics, Inc. (“Modern Robotics”), a Science, Technology, Engineering and Math (STEM) education company with programing and robotics solutions for the K-12 education market.

Modern Robotics are the developers of MyBot, a powerful and innovative K-12 ecosystem and robotics program that helps students from pre-school to high school develop skills, and a passion for programming and robotics. Through the cohesive software platform and innovative robots, educators receive an out-of-the-box solution, complete with a robust curriculum, STEM lessons, tutorials and videos.

“We are excited to expand our offerings in the red-hot field of STEM and robotics learning,” said Mark Elliott, CEO of Boxlight. “MyBot was conceived and developed to fulfill a need in robotics and coding in the classroom. By bringing these cutting-edge teaching tools to educators, we help them engage today’s students in meaningful learning experiences that will create graduates who are workplace ready in emerging STEM fields including software, robotics and technology.”

Over the next 12 months, it’s expected that Boxlight will produce over $2 million in robotics and programming revenues with gross profit margins greater than 50 percent. The acquisition also brings significant management talent to Boxlight by adding Modern Robotics’ current CEO Stephen Barker who will fill the role of Vice President, STEM Education. Barker has more than 30 years of extensive experience in robotics and technology innovation, including developing sensors and components for Lego Robotics, and brings an incredible wealth of brain trust to Boxlight’s growing STEM offerings.

“We developed these robotics and coding tools to fulfill a need in education – to create more meaningful, hands-on learning opportunities in STEM for both teachers and students, and to make coding and robotics cool and not complex,” stated Barker. “Now with Boxlight, we can take these products to the next level and distribute them on a global scale. We’ll engage a whole new generation of students with our products - which in the end will go a long way in helping prepare students for a myriad of STEM careers and the general workforce of the future.”

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts:

Media

Charlotte Andrist

Nickel Communications

+1 770-310-5244

charlotte@nickelcommpr.com

Investor Relations

Michael Pope, Boxlight Corporation

+1 360-464-4478

investor.relations@boxlight.com

or

Stephen Hart

Hayden IR

+1 917-658-7878

BOXL@HaydenIR.com

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